CONE MILLS CORPORATION                      Exhibit 12.2
                 Ratio of Earnings to Fixed Charges Computation

                                                      First Six Months
                                                     ---------------------
                                                     2000        1999          1999       1998       1997       1996       1995
                                                     ------------------------------------------------------------------------------
Operating Income (Loss) per Statements                $ 10,846   $ (8,361)  $ (16,544)   $ (7,655)  $ (8,329)   $ 12,823  $ 35,424
                                                     ------------------------------------------------------------------------------

Interest Income                                            642        876       1,529       2,777      2,486         586       563
Interest Expense                                       (11,230)    (6,935)    (14,999)    (14,446)   (13,716)    (15,039)  (14,730)
Interest Exp-Hedge Act.-Debentures                        (214)      (214)       (427)       (427)      (427)       (427)     (338)
Interest Exp-Amortization of Discount                       (8)        (8)        (17)        (17)       (17)        (17)      (13)
                                                     ------------------------------------------------------------------------------
                                                       (10,810)    (6,281)    (13,914)    (12,113)   (11,674)    (14,897)  (14,518)
                                                     ------------------------------------------------------------------------------
Income (Loss) before Income Tax Benefit, Equity in
     Earnings of Unconsolidated Affiliate and
     Cumulative Effect of Accounting Change                 36    (14,642)    (30,458)    (19,768)   (20,003)     (2,074)   20,906
                                                     ------------------------------------------------------------------------------
Fixed Charges:
     Interest Expense                                   11,230      6,935      14,999      14,446     13,716      15,039    14,730
     Interest Exp-Hedge Act.-Debentures                    214        214         427         427        427         427       338
     Interest Exp-Amortization of Discount                   8          8          17          17         17          17        13
     Interest portion of rental expense                  1,224        943       2,292       1,997      1,952       2,493     2,478
                                                     ------------------------------------------------------------------------------
     Total Fixed Charges                                12,676      8,100      17,735      16,887     16,112      17,976    17,559
                                                     ------------------------------------------------------------------------------
     Earnings Available for Fixed Charge Coverage     $ 12,712   $ (6,542)  $ (12,723)   $ (2,881)  $ (3,891)   $ 15,902  $ 38,465
                                                     ==============================================================================
     Ratio of Earnings to Fixed Charges                   1.00      (0.81)      (0.72)      (0.17)     (0.24)       0.88      2.19
                                                     ==============================================================================
Fixed Charges (Pro Forma):
     Total Fixed Charges                              $ 12,676               $ 17,735
     Interest Exp-Debentures 2005                       (4,063)                (8,125)
     Interest Exp-Hedge Act.-Debentures                   (214)                  (427)
     Interest Exp-Amortization of Discount                  (8)                   (17)

     Interest Exp-Debentures 11% (1)                     4,125                  8,250
                                                    -----------             ----------
                                                      $ 12,516               $ 17,416
                                                    ===========             ==========
     Earnings Available for Fixed Charge Coverage     $ 12,552              $ (13,042)
                                                    ===========             ==========
     Ratio of Earnings to Fixed Charges                   1.00                  (0.75)
                                                    ===========             ==========

----------------------------------------------------------------------------------------------------------------------------
Deficiency of Earnings to Cover Fixed Charges                    $ 14,642   $  30,458    $ 19,768   $ 20,003  $ 2,074
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

(1) Assumes exchange of the 8-1/8% Debentures for 4.92 million shares of Common Stock and $75 million in 11% Secured Subordinated Debentures.